Exhibit 99.1

Pulse Biosciences Announces Publication of First-In-Human Data for Treatment of Benign Thyroid Nodules in the Journal Thyroid

First-in-Human Clinical Feasibility Study Demonstrates Effectiveness of Ablation of Benign Thyroid Nodules Using Nanosecond Pulsed Field Ablation

HAYWARD, Calif.--(BUSINESS WIRE) August 26, 2025-- Pulse Biosciences, Inc. (Nasdaq: PLSE), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) technology, today announced a new publication in the Journal Thyroid. The First-in-Human Clinical feasibility study demonstrates the effectiveness of ablation of benign thyroid nodules using nsPFA energy.

The study was designed to assess the ability of nsPFA energy to provide a safe and effective option for the treatment of symptomatic benign thyroid nodules with minimal side effects. The study was conducted by Professor Stefano Spiezia as a single-arm First-In-Human feasibility study at the Ospedale del Mare center in Naples, Italy. The CellFX nsPFA Percutaneous Electrode System was used under ultrasound guidance to ablate benign thyroid nodules, as either isolated ablations to assess tissue response (Cohorts 1 & 2) or for full treatment of thyroid nodules with therapeutic intent (Cohort 3). Results showed no intranodular fibrosis or scarring on follow-up ultrasounds and fully treated nodules (Cohort 3) had up to 93% reduction in size at 1 year on ultrasound assessment (average 86% reduction), with symptom relief and >48% reduction as early as 2 weeks.

“We are very proud to have this data published in a leading scientific journal in the field, the renowned Journal Thyroid. The results of this study are extremely compelling and demonstrate nsPFA’s ability to offer advantages in treating benign thyroid nodules compared to other methods such as thyroidectomy or thermal ablation. This technology provides a favorable safety profile, rapid symptom reduction, and lack of internodular fibrosis and scarring,” said Dr. Stefano Spiezia, Chief of Endocrine Surgery at Ospedale del Mare. “These benefits are very appealing to surgeons who always prioritize generating consistent positive outcomes for their patients with increased safety and effectiveness.”

Dr. Ralph Tufano, Pulse Biosciences’ Scientific Advisory Board Chair, Head and Neck Surgery, commented, “Unlike RFA, the nonthermal mechanism of nsPFA preserves surrounding nerves and blood vessels, allowing for safe and effective treatment of the entire nodule, even when located in sensitive areas like near the recurrent laryngeal nerve, esophagus, trachea, and critical arteries. Another key advantage of nsPFA over RFA is its significantly faster rate of thyroid nodule volume reduction: nsPFA achieved a 71% reduction within just one month, whereas RFA-treated nodules in four large clinical trials typically required six months to reach comparable shrinkage. The rapid reduction in nodule size combined with the absence of adverse effects supports the feasibility of this new approach and its potential to improve patient outcomes.”

A Late-Breaking Abstract of this work was presented at the 2024 American Thyroid Association meeting.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as the potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA, nanosecond PFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the effectiveness of the Company’s CellFX nsPFA Percutaneous Electrode System to safely and effectively treat benign thyroid nodules or cause significant nodule volume reductions, whether within a month or otherwise, statements concerning whether any clinical study will show that the Company’s novel nsPFA mechanism of action will deliver fast and precise ablations, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nsPFA Percutaneous Electrode System, and Pulse Biosciences’ expectations, whether stated or implied, regarding whether the Company’s CellFX nsPFA technology will become a disruptive, superior and durable treatment option for treating benign thyroid nodules or any other medical condition or otherwise advance current medical standards of care, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com